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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dividend Capital Trust Inc.

        We consent to the use of our report dated February 10, 2004, with respect to the consolidated balance sheets of Dividend Capital Trust Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 2003 and the period from inception (April 12, 2002) to December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      KPMG LLP

Denver, Colorado
June 25, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm